UNITED STATES
SECURITIES AND EXCHANGE COMMISISON
WASHINGTON, D.C. 20549


SCHEDULE 13G


UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.:   1    )*


Diamond Foods, Inc.
---------------------------------------------------------
(Name of Issuer)

Common Stock
---------------------------------------------------------
(Title of Class of Securities)

252603105
---------------------------------------------------------
(CUSIP Number)

December 31, 2007
-----------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[  ]  Rule 13d-1(b)
	[X] Rule 13d-1(c)
	[  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934(Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 2 of 9
CUSIP No. 252603105
1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	KDI Capital Partners, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)  [  ]
	(b)  [  ]

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	North Carolina

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

5 	SOLE VOTING POWER
	0
------------------------------------------------------------
6	SHARED VOTING POWER
       915,642
------------------------------------------------------------
7	SOLE DISPOSITIVE POWER
       0
------------------------------------------------------------
8 	SHARED DISPOSITIVE POWER
       917,686
-------------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	917,686

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	5.73%

12	TYPE OF REPORTING PERSON
	OO

Page 3 of 9
CUSIP No. 252603105
1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	John M. Day

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)  [  ]
	(b)  [  ]

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

5	SOLE VOTING POWER
       1,300
-----------------------------------------------------------
6	SHARED VOTING POWER
       916,942
-----------------------------------------------------------
7	SOLE DISPOSITIVE POWER
       1,300
-----------------------------------------------------------
8 	SHARED DISPOSITIVE POWER
       918,986
-------------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       918,986

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	5.73%

12	TYPE OF REPORTING PERSON
	IN

Page 4 of 9
CUSIP No. 252603105
1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	John F. Amendola

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)  [  ]
	(b)  [  ]

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

5	SOLE VOTING POWER
       305
-----------------------------------------------------------
6	SHARED VOTING POWER
       915,947
-----------------------------------------------------------
7	SOLE DISPOSITIVE POWER
       305
-----------------------------------------------------------
8	SHARED DISPOSITIVE POWER
       917,991
-------------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       917,991

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	5.73%

12	TYPE OF REPORTING PERSON
	IN

Page 5 of 9
CUSIP No. 252603105
1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Sheldon M. Fox

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a)  [  ]
	(b)  [  ]

3	SEC USE ONLY


4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

-------------------------------------------------------------------------------
Number of Shares Beneficially Owned by Each Reporting Person With

5	SOLE VOTING POWER
       500
-----------------------------------------------------------
6	SHARED VOTING POWER
       916,142
-----------------------------------------------------------
7	SOLE DISPOSITIVE POWER
       500
-----------------------------------------------------------
8	SHARED DISPOSITIVE POWER
       918,186
-------------------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       918,186

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	5.73%

12	TYPE OF REPORTING PERSON
	IN

Page 6 of 9
CUSIP No. 252603105

Item 1 (a)	Name of Issuer:  DIAMOND FOODS INC.

Item 1 (b)	Address of Issuers Principal Executive Offices:
		1050 South Diamond Street
		Stockton, CA 95205-7087

Item 2	(a)	Name of Person Filing:
(i) KDI Capital Partners
(ii) John M. Day
(iii) John F. Amendola
(iv) Sheldon M. Fox

Item 2 (b)	Address of the principal business office of each of the persons identified in 2(a) above:  4101 Lake Boone Trail, Suite 218, Raleigh,
North Carolina, 27607.

Item 2 (c)	(i)	KDI Capital Partners, LLC is a North Carolina
Limited Liability Company
(ii) John M. Day is a citizen of the United States of America
(iii) John F. Amendola is a citizen of the United States of America
(iv) Sheldon M. Fox is a citizen of the United States of America


Item 2 (d)	Common Stock

Item 2 (e)	CUSIP Number:  252603105

Item 3		If this statement is filed pursuant to ss.ss.240.13d-1 or
240.13d-2(b) or (c), check whether the person filing is a:

		Not applicable

Item 4 (a)	Amount beneficially owned:

(i) KDI Capital Partners, LLC,  917,686
(ii) John M. Day,  918,986
(iii) John F. Amendola  917,991
(iv) Sheldon M. Fox  918,186

Item 4 (b)	Percent of Class
(i) KDI Capital Partners, LLC,  5.73%
(ii) John M. Day,  5.73%
(iii) John F. Amendola  5.73%
(iv) Sheldon M. Fox 5.73%

Item 4 (c)	Number of Shares of which such person has:

Page 7 of 9
CUSIP No. 252603105

(i) Sole power to vote or to direct the vote
(a) KDI Capital Partners, LLC,  0
(b) John M. Day,  1,300
(c) John F. Amendola  305
(d) Sheldon M. Fox  500

(ii) Shared power to vote or to direct the vote
(a) KDI Capital Partners, LLC,  915,642
(b) John M. Day,  916,942
(c) John F. Amendola  915,947
(d) Sheldon M. Fox  916,142

(iii) Sole power to dispose or to direct the disposition of
(a) KDI Capital Partners, LLC,  0
(b) John M. Day,  1,300
(c) John F. Amendola  305
(d) Sheldon M. Fox  500

(iv) Shared power to dispose or to direct the disposition of
(a) KDI Capital Partners, LLC,  917,686
(b) John M. Day,  918,986
(c) John F. Amendola  917,991
(d) Sheldon M. Fox  918,186

Item 5		Ownership of Five Percent or Less of a Class

		Not Applicable

Item 6		Ownership of More than Five Percent on Behalf of Another Person

		Not Applicable

Item 7		Identification and Classification of the Subsidiary Which Acquired
the Security Being Reported on By the Parent Holding Company

		Not Applicable

Item 8		Identification and Classification of Member of the Group

		Not Applicable

Item 9		Notice of Dissolution of Group

		Not Applicable

Page 8 of 9
CUSIP No. 252603105

Item 10	Certification

		By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant I any transaction having that purpose or effect.

				SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I Certify that the information set forth in this statement is true, complete
And correct.


	Dated: February 12, 2008		KDI CAPITAL PARTNERS, LLC*

						By:	/s/ John M. Day
							_____________________________								John M. Day
							Managing Member


						JOHN M. DAY*

						/s/ John M. Day
						____________________________________


						JOHN F. AMENDOLA*

						/s/ John F. Amendola
						____________________________________

						SHELDON M. FOX*

						/s/ Sheldon M. Fox
						____________________________________

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

Page 9 of 9
CUSIP No. 252603105

Exhibit A

AGREEMENT

The undersigned agree that this Schedule 13G dated February 12, 2008 relating To the Common Stock of Diamond Foods, Inc. shall be filed on behalf of the undersigned.

	Dated: February 12, 2008		KDI CAPITAL PARTNERS, LLC*

						By:	/s/ John M. Day
							_____________________________								John M. Day
							Managing Member


						JOHN M. DAY*

						/s/ John M. Day
						____________________________________


						JOHN F. AMENDOLA*

						/s/ John F. Amendola
						____________________________________

						SHELDON M. FOX*

						/s/ Sheldon M. Fox
						____________________________________

*The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.